Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 562-5556 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Operating Results for the Three Months Ended March 31, 2009

SALT LAKE CITY, Utah, May 4, 2009 — Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today operating results for the three months ended March 31, 2009.  “In the first quarter, our properties performed well despite a challenging operating environment.  Although asking rates and occupancy are experiencing downward pressure, our operations team, aided by further improvements in our systems and processes, has again done an excellent job of controlling expenses and optimizing revenue.  We’ve made good progress on refinancing our upcoming debt maturities and continue to see interest from financial institutions in our refinancing efforts,” said Spencer F. Kirk, Chairman and CEO of Extra Space Storage Inc.

Highlights for the Three Months Ended March 31, 2009:

•                  The Company’s funds from operations (“FFO”) for the three months ended March 31, 2009, including development dilution of $0.02 per share, was $0.47 per diluted share.  After adjusting to exclude a $0.25 gain on repurchase of exchangeable senior notes and adding back $0.01 of non-cash interest charges related to the new accounting pronouncement FASB Staff Position No. APB 14-1 (“APB 14-1”), FFO was $0.23 per diluted share.

•                  The Company’s revenue and net operating income (“NOI”) at its 252 same-store portfolio decreased by 0.1% and 0.5%, respectively, when compared to the three months ended March 31, 2008.  Same-store revenue and NOI includes tenant reinsurance income.

•                  The Company secured $67.0 million of financing consisting of a revolving line of credit of $50.0 million, a term loan of $9.1 million and a construction loan of $7.9 million.

•                  The Company repurchased $71.5 million principal amount of exchangeable senior notes on the open market resulting in a gain on early extinguishment of debt of approximately $22.5 million, or $0.25 per share.  The gain includes $0.04 per share of non-cash charges related to the write off of the discount associated with the repurchased exchangeable senior notes as required by APB 14-1.

•                  The Company declared and paid a quarterly cash dividend of $0.25 per common share.

At March 31, 2009, the Company operated or had ownership interests in 698 operating properties, 280 of which were wholly-owned and consolidated, five of which were held in joint ventures and consolidated, 343 of which were held in joint ventures and accounted for using the equity method, and 70 of which were managed and in which the Company held no ownership interest.  This compares to March 31, 2008, at which time the Company operated or had ownership interests in 654 operating properties, 260 of which were wholly-owned and consolidated, two of which were held in joint ventures and consolidated, 345 of which were held in joint ventures and accounted for using the equity method, and 47 of which were managed and in which the Company held no ownership interest.  Results for both periods include equity in earnings of real estate joint ventures, management fees, tenant reinsurance and other income.

FFO Per Share for the Three Months Ended March 31, 2009:

The Company’s funds from operations (“FFO”) for the three months ended March 31, 2009, including development dilution of $0.02 per share, was $0.47 per diluted share.  After adjusting to exclude a $0.25 gain on repurchase of exchangeable senior notes and adding back $0.01 of non-cash interest charges related to APB 14-1, FFO was $0.23 per diluted share.

On January 1, 2009 the company adopted APB 14-1, which requires companies to expense certain implied costs of the option value related to convertible debt.  Retrospective adoption of this accounting standard has resulted in the restatement of certain prior period numbers.

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of operating properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

For informational purposes, the Company provides FFO adjusted for the exclusion of gains from early extinguishment of debt and non-cash interest and other charges related to APB 14-1.  Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance.  The Company believes that by excluding gains from early extinguishment of debt and non-cash interest and other charges related to APB 14-1, stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.  FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO or used as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities, as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities, as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

The following table sets forth the Company’s calculation of FFO and FFO - adjusted for the three months ended March 31, 2009 and 2008 (in thousands, except share and per share data):

	Three months ended March 31,
	2009	2008
Net income attributable to common stockholders	$28,974	$5,671

Adjustments:
Real estate depreciation	11,430	9,760
Amortization of intangibles	523	1,278
Joint venture real estate depreciation and amortization	1,395	1,052
Distributions paid on Preferred Operating Partnership units	(1,438)	(1,438)
Income allocated to Operating Partnership non-controlling interest	2,037	510

Funds from operations	$42,921	$16,833

Adjustments:
Non-cash interest expense related to amortization of discount on exchangeable senior notes (APB 14-1)	841	1,029
Gain on repurchase of exchangeable senior notes	(22,483)	—

Funds from operations - adjusted	$21,279	$17,862

Diluted funds from operations per share	$0.47	$0.23
Diluted funds from operations per share - adjusted	$0.23	$0.25

Weighted average number of shares - diluted	91,222,295	71,699,461

The following table sets forth a reconciliation of the Company’s calculation of FFO per diluted share to GAAP net income per diluted share for the three months ended March 31, 2009 and 2008:

	For the Three Months Ended March 31,
	2009	2008
Net income	$0.32	$0.08
Income allocated to Operating Partnership minority interest	0.02	0.01
Net income attributable to common stockholders per diluted share	0.34	0.09

Adjustments:
Real estate depreciation	0.12	0.14
Amortization of intangibles	0.01	0.01
Joint venture real estate depreciation and amortization	0.02	0.01
Distributions paid on Preferred Operating Partnership units	(0.02)	(0.02)
Diluted funds from operations per share	$0.47	$0.23

Adjustments:
Non-cash interest expense related to amortization of discount on exchangeable senior notes (APB 14-1)	0.01	0.02
Gain on repurchase of exchangeable senior notes	(0.25)	—
Diluted funds from operations per share - adjusted	$0.23	$0.25

Operating Results for the Three Months Ended March 31, 2009:

Total revenues for the three months ended March 31, 2009 were $69.3 million compared to $65.7 million for the three months ended March 31, 2008.  Total expenses for the three months ended March 31, 2009 were $48.0 million compared to $43.7 million for the three months ended March 31, 2008.  Interest expense, including non-cash interest charges relating to APB 14-1, for the three months ended March 31, 2009 was $16.6 million compared to $17.4 million for the three months ended March 31, 2008.  Net income for the three months ended March 31, 2009 was $30.8 million compared to $6.0 million for the three months ended March 31, 2008.

For the three months ended March 31, 2009, the Company’s top performing revenue growth markets were Boston, Columbus, Houston and San Francisco.  Markets performing below the Company’s portfolio average in revenue growth included Las Vegas, Indianapolis, Memphis, Phoenix and Tampa/St. Petersburg.

Same-Store Property Performance:

The Company’s same-store stabilized properties for the three months ended March 31, 2009 and 2008 consisted of 252 properties that were wholly-owned and operated and that were stabilized by the first day of each period. The Company considers a property to be stabilized once it has been open three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  These results provide information relating to property operations without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole.

The following table sets forth the performance of the Company’s same-store properties for the three months ended March 31, 2009 and 2008. (In thousands, except occupancy and property counts.  Revenues include tenant reinsurance income):

	Three Months Ended March 31,		Percent
	2009	2008	Change
Same-store rental revenues	$56,633	$56,683	-0.1%
Same-store operating expenses	19,952	19,808	0.7%
Same-store net operating income	36,681	36,875	-0.5%

Non same-store rental revenues	2,776	341	714.1%
Non same-store operating expenses	2,915	833	249.9%

Total rental revenues	59,409	57,024	4.2%
Total operating expenses	22,867	20,641	10.8%

Same-store square foot occupancy as of quarter end	81.3%	83.7%

Properties included in same-store	252	252

The decrease in same-store rental revenue for the three months ended March 31, 2009 as compared to the three months ended March 31, 2008 was due to decreased rental rates to incoming customers and a reduction in occupancy due to lower move-in activity and higher move-out activity.  The increase in same-store operating expenses was primarily due to increases in property taxes.

Balance Sheet:

During the quarter, the Company secured $67.0 million of financing consisting of a revolving line of credit of $50.0 million, a term loan of $9.1 million and a construction loan of $7.9 million.

As of March 31, 2009, the Company's total debt, including notes payable, notes payable to trusts, exchangeable senior notes and lines of credit, was $1.3 billion, compared to $1.3 billion at March 31, 2008.  Total cash as of March 31, 2009 was $54.5 million.  The Company's percentage of total fixed rate debt to total debt was 81.7%. The weighted average interest rate was 5.2% for fixed rate loans and 1.8% for variable rate loans. The weighted average interest rate of all fixed and variable rate loans was 4.6%.

Subsequent to the end of the quarter, the Company closed three term loans for $38.4 million secured by unleveraged, stabilized properties.  In addition, the Company closed two construction loans for $8.0 million.

Repurchase of Exchangeable Senior Notes:

During March 2009, the Company repurchased $71.5 million principal amount of exchangeable senior notes for approximately $44.5 million.  The repurchases resulted in a gain on early extinguishment of debt of approximately $22.5 million, or $0.25 per share, for the three months ended March 31, 2009.   The gain includes non-cash charges related to the write off of the discount associated with the repurchased exchangeable senior notes of $0.04 per share as required by APB 14-1.

First Quarter 2009 Dividend Paid - Dividend Adjusted for Remainder of Fiscal 2009:

On February 17, 2009, the Company’s board of directors declared a quarterly cash dividend of $0.25 per share on the common stock of the Company for the first quarter of 2009.  The dividend was paid on March 31, 2009 to stockholders of record at the close of business on March 13, 2009.

On April 6, 2009, the Company’s board of directors announced dividend modifications for the remainder of fiscal 2009.  The Company does not expect to distribute a dividend in the second or third quarter of 2009.   The Company expects to pay an estimated fourth quarter dividend of between $0.24 and $0.30 per share using a combination of approximately 10.0% cash and 90.0% common stock, as allowed by the Internal Revenue Service Revenue Procedure 2009-15, to fully distribute its 2009 net taxable income.  The fourth quarter dividend, when combined with the first quarter 2009 cash dividend, is expected to satisfy REIT distribution requirements.  The Company reserves the right to change the percentage of the fourth quarter dividend that it pays in cash, including paying such dividend entirely in cash if that is determined to be in the best interest of stockholders.

The Company currently estimates its annual net taxable income for 2009 to be between $45.0 million and $50.0 million and that its total annual distributions for 2009 will be between $0.27 and $0.28 per share in cash and between $0.22 and $0.27 per share in stock.  The adjustment to the dividend for the remainder of 2009 will enable the Company to retain up to approximately $67.0 million of additional liquidity, depending on the proportion of the fourth quarter dividend that is distributed in cash, or stock in lieu of cash.

Outlook:

The Company currently estimates that fully diluted FFO per share adjusted for the three months ending June 30, 2009 will be between $0.21 and $0.23 including lease-up dilution of $0.02 per share. For the year ending December 31, 2009, the Company currently estimates that fully diluted FFO per share adjusted will be between $0.92 and $0.96 including lease-up dilution of $0.07 per share.  FFO estimates for the quarter and the year are fully diluted for an estimated average number of shares and Operating Partnership units (“OP units”) outstanding during the year.   The Company’s estimates are forward-looking and based on management’s view of current and future market conditions.  The Company’s actual results may differ materially from these estimates, which include the following annual assumptions:

•	Excludes gains on extinguishment of exchangeable senior notes of approximately $22.5 million and non-cash charges associated with exchangeable senior notes (APB 14-1) of approximately $2.7 million.

•	Same-store property revenue growth, including tenant reinsurance income, between -4.0% and -3.0%.

•	Same-store property expense growth between 2.0% and 3.0%.

•	Same-store property NOI growth, including tenant reinsurance income, between -6.0% and -5.0%.

•	Net tenant reinsurance income between $12.0 million and $13.0 million.

•	General and administrative expenses, net of development fees, between $41.0 million and $43.0 million, including non-cash compensation expense of approximately $3.5 million.

•	Average monthly cash balance of approximately $150.0 million.

•	Interest expense between $68.0 million and $71.0 million.

•	Weighted average LIBOR of 1.1%.

•	Weighted average number of outstanding shares, including OP units, of approximately 91.2 million.

•	Dilution associated with the Company’s development program of between $6.0 million and $7.0 million.

•	Taxes associated with the Company’s taxable REIT subsidiary of approximately $2.4 million.

Following is a GAAP reconciliation of the range of estimated fully diluted net income per share to estimated fully diluted FFO per share for the three months ending June 30, 2009 and the year ending December 31, 2009.

	For the Three Months Ended June 30, 2009		For the Year Ended December 31, 2009
	Low End	High End	Low End	High End
Net income	$0.06	$0.08	$0.57	$0.61
Income allocated to Operating Partnership minority interest	0.01	0.01	0.04	0.04
Net income attributable to common stockholders per diluted share	0.07	0.09	0.61	0.65

Adjustments:
Real estate depreciation	0.12	0.12	0.50	0.50
Amortization of intangibles	0.01	0.01	0.02	0.02
Joint venture real estate depreciation and amortization	0.02	0.02	0.07	0.07
Distributions paid on Preferred Operating Partnership units	(0.02)	(0.02)	(0.06)	(0.06)
Diluted funds from operations per share	$0.20	$0.22	$1.14	$1.18

Adjustments:
Non-cash interest expense related to amortization of discount on exchangeable senior notes (APB 14-1)	0.01	0.01	0.03	0.03
Gain on repurchase of exchangeable senior notes	—	—	(0.25)	(0.25)
Diluted funds from operations per share - adjusted	$0.21	$0.23	$0.92	$0.96

Forward-Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.  There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•	changes in general economic conditions and in the markets in which we operate;

•	the effect of competition from new self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•	potential liability for uninsured losses and environmental contamination;

•

difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•

the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•	recent disruptions in credit and financial markets and resulting difficulties in raising capital at reasonable rates or at all, which could impede our ability to grow;

•	delays in the development and construction process, which could adversely affect our profitability;

•	economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan;

•	the successful realignment of our executive management team; and

•	our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Supplemental Financial Information

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s web site at www.extraspace.com. Click on the “Investor Relations” link at the bottom of the home page, then on “Financial Reports,” then on the tab “Quarterly and Other Reports” in the middle of the page and the document entitled “Q1 2009 Supplemental Financial Information.”  This supplemental information provides investors additional detail on items that include property occupancy and financial performance by geographic area, debt maturity schedules, and performance and progress of property development.

Conference Call

Extra Space Storage Inc. will host a conference call at 1:00 p.m. Eastern Time on Tuesday, May 5, 2009 to discuss its financial results for the three months ended March 31, 2009.  The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Company’s website at www.extraspace.com and then by clicking on the “Investor Relations” link at the bottom of the home page.  To listen to the live call, please go to the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A digital replay will be available on Tuesday, May 5, 2009 at 4:00 p.m. Eastern Time through Tuesday, May 19, 2009 at midnight Eastern Time. To access the replay, dial 888-286-8010 and enter passcode 45178021.  International callers should dial 617-801-6888 and enter the same passcode.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that owns and/or operates 698 self-storage properties in 33 states and Washington, D.C. The Company’s properties comprise approximately 475,000 units and over 51 million square feet of rentable space. The Company is the second largest owner and/or operator of self-storage properties in the United States.

For Information:

James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800

— Financial Tables Follow —

Extra Space Storage Inc.
Consolidated Balance Sheets – Unaudited
(In thousands, except share data)

	March 31, 2009	December 31, 2008
Assets:
Real estate assets:
Net operating real estate assets	$1,955,543	$1,938,922
Real estate under development	77,022	58,734
Net real estate assets	2,032,565	1,997,656

Investments in real estate ventures	135,785	136,791
Cash and cash equivalents	54,478	63,972
Restricted cash	34,877	38,678
Receivables from related parties and affiliated real estate joint ventures	5,035	11,335
Other assets, net	40,996	42,576
Total assets	$2,303,736	$2,291,008

Liabilities, Non-controlling Interests and Stockholders’ Equity:
Notes payable	$945,288	$943,598
Notes payable to trusts	119,590	119,590
Exchangeable senior notes	138,163	209,663
Discount on exchangeable senior notes	(7,982)	(13,031)
Line of credit	100,000	27,000
Accounts payable and accrued expenses	33,343	35,128
Other liabilities	22,297	22,267
Total liabilities	1,350,699	1,344,215

Commitments and contingencies

Stockholders’ equity:
Extra Space Storage Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 86,104,311 and 85,790,331 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	861	858
Paid-in capital	1,131,150	1,130,964
Other comprehensive deficit	(1,109)	—
Accumulated deficit	(238,880)	(246,328)
Total Extra Space Storage Inc. stockholders’ equity	892,022	885,494

Non-controlling interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	28,394	28,529
Non-controlling interest in Operating Partnership	30,632	31,212

Other non-controlling interests	1,989	1,558
Total stockholders’ equity	953,037	946,793
Total liabilities, non-controlling interests and stockholders’ equity	$2,303,736	$2,291,008

Extra Space Storage Inc.
Consolidated Statement of Operations – Unaudited
(In thousands, except share and per share data)

	Three months ended March 31,
	2009	2008
Revenues:
Property rental	$59,409	$57,024
Management and franchise fees	5,219	5,077
Tenant reinsurance	4,619	3,478
Other income	7	128
Total revenues	69,254	65,707

Expenses:
Property operations	22,867	20,641
Tenant reinsurance	1,261	1,162
Unrecovered development and acquisition costs	82	164
General and administrative	11,246	10,179
Depreciation and amortization	12,523	11,581
Total expenses	47,979	43,727

Income before interest, equity in earnings of real estate ventures, gain on repurchase of exchangeable senior notes and loss on investments available for sale	21,275	21,980

Interest expense	(15,795)	(16,354)
Non-cash interest expense related to amortization of discount on exchangeable senior notes	(841)	(1,029)
Interest income	532	425
Interest income on note receivable from Preferred Operating Partnership unit holder	1,213	1,213
Equity in earnings of real estate ventures	1,895	1,222
Gain on repurchase of exchangeable senior notes	22,483	—
Loss on sale of investments available for sale	—	(1,415)
Net income	30,762	6,042
Net income allocated to Preferred Operating Partnership	(1,551)	(1,256)
Net income allocated to Operating Partnership and other non-controlling interests	(237)	885
Net income attributable to common stockholders	$28,974	$5,671

Net income per common share
Basic	$0.34	$0.09
Diluted	$0.34	$0.09

Weighted average number of shares
Basic	85,940,389	66,165,159
Diluted	91,222,295	71,699,461

Cash dividends paid per common share	$0.25	$0.25